Exhibit 99.1

Taubman Centers, Inc. 200 East Long Lake Road Suite 300 Bloomfield Hills, Michigan 48304-2324	T 248.258.6800 www.taubman.com

Taubman Centers Shareholders Approve Merger with Simon Property Group

BLOOMFIELD HILLS, Mich. – June 25, 2020 – Taubman Centers, Inc. (NYSE: TCO) (the “Company”) announced that, at a special meeting of shareholders, its shareholders today approved and adopted the previously announced merger agreement (the “Merger Agreement”), dated as of February 9, 2020, among the Company, The Taubman Realty Group Limited Partnership (together with the Company, “Taubman”), Simon Property Group, Inc. (NYSE: SPG) (“Simon”) and certain other parties, and the transactions contemplated by the Merger Agreement (the “Transactions”).

Approximately 99.7% of the shares voted were in favor of the Merger Agreement and the Transactions, which constitutes approximately 84.7% of the outstanding shares entitled to vote. Shares voting in favor also included approximately 78.3% of the outstanding shares entitled to vote held by shareholders other than the members of the Taubman family. The final vote results, as certified by the independent Inspector of Election, will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

The shareholder approval satisfies the final condition precedent to the closing of the Transactions (other than those conditions that by their nature are to be satisfied at closing or by Simon).  Taubman stands ready, willing and able to close the Transactions with Simon on June 30, 2020, the third business day following the satisfaction of all conditions precedent, which is the timeline required by the Merger Agreement.

As previously announced, on June 10, 2020, Simon delivered a notice purporting to terminate the Merger Agreement, and commenced a lawsuit in Michigan state court in support of its purported termination.  Taubman continues to believe that Simon’s purported termination of the Merger Agreement is invalid and without merit, and that Simon continues to be bound to the Merger Agreement and to consummate the Transactions. Taubman filed an answer and counterclaim in the lawsuit, rejecting Simon’s allegations and seeking specific performance of Simon’s obligations under the Merger Agreement, including Simon’s obligation to consummate the Transactions, as well as other relief.

Given Simon’s purported termination of the Merger Agreement and the pending litigation, it appears that Simon will not consummate the Transactions on June 30, 2020, despite Simon’s contractual obligation to do so.

About Taubman

Taubman Centers is an S&P MidCap 400 Real Estate Investment Trust engaged in the ownership, management and/or leasing of 26 regional, super-regional and outlet shopping centers in the U.S. and Asia. Taubman’s U.S.-owned properties are the most productive in the publicly held U.S. regional mall industry. Founded in 1950, Taubman is headquartered in Bloomfield Hills, Mich. Taubman Asia, founded in 2005, is headquartered in Hong Kong. www.taubman.com.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management’s current views with respect to future events and financial performance. Forward-looking statements can be identified by words such as “will”, “may”, “could”, “expect”, “anticipate”, “believes”, “intends”, “should”, “plans”, “estimates”, “approximate”, “guidance” and similar expressions in this Current Report on Form 8-K that predict or indicate future events and trends and that do not report historical matters. The forward-looking statements included in this Current Report on Form 8-K are made as of the date hereof. Actual results may differ materially from those expected because of various risks and uncertainties, including the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the proposed transactions due to the failure to satisfy any conditions to completion of the proposed transactions; the outcome of any litigation between Simon and Taubman related to the proposed transactions, including the litigation in the State of Michigan Circuit Court for the Sixth Judicial Circuit (Oakland County); the possibility that the anticipated benefits from the transactions will not be fully realized; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed transactions; the effect of the announcement of the proposed transactions on the Company’s relationships with its tenants, key personnel and other business partners, operating results and business generally; general economic conditions, and other factors. Such factors include, but are not limited to: changes in market rental rates; unscheduled closings or bankruptcies of tenants; relationships with anchor tenants; trends in the retail industry; challenges with department stores; changes in consumer shopping behavior; the liquidity of real estate investments; the Company’s ability to comply with debt covenants; the availability and terms of financings; changes in market rates of interest and foreign exchange rates for foreign currencies; changes in value of investments in foreign entities; the ability to hedge interest rate and currency risk; risks related to acquiring, developing, expanding, leasing and managing properties; competitors gaining economies of scale through M&A and consolidation activity; changes in value of investments in foreign entities; risks related to joint venture properties; insurance costs and coverage; security breaches that could impact the Company’s information technology, infrastructure or personal data; costs associated with response to technology breaches; the loss of key management personnel; shareholder activism costs and related diversion of management time; terrorist activities; maintaining the Company’s status as a real estate investment trust; changes in the laws of states, localities, and foreign jurisdictions that may increase taxes on the Company’s operations; and changes in global, national, regional and/or local economic and geopolitical climates.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found under Item 1.A in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and under Item 1.A in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. The Company cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the proposed transaction, shareholders and others should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to the Company or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained herein speak only as of the date of this communication. The Company does not undertake any obligation to update or revise any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as may be required by law.

CONTACTS:
Erik Wright, Taubman, Manager, Investor Relations, 248-258-7390
ewright@taubman.com

Maria Mainville, Taubman, Director, Strategic Communications, 248-258-7469
mmainville@taubman.com